                                TENDER AGREEMENT

      THIS TENDER AGREEMENT (this "Agreement"), dated as of February 22, 2002, is by and among Centrica plc, a public limited company organized under the laws of England and Wales ("Buyer"), NewPower Holdings, Inc., a Delaware corporation ("NewPower"), Enron Corp., an Oregon corporation ("Enron"), Enron Energy Services, LLC, a Delaware limited liability company ("EES LLC"), Cortez Energy Services, LLC, a Delaware limited liability company ("Cortez"), McGarret I, L.L.C., a Delaware limited liability company ("McGarret I"), McGarret II, L.L.C., a Delaware limited liability company ("McGarret II"), McGarret III, L.L.C., a Delaware limited liability company ("McGarret III"), and EES Warrant Trust, a Delaware business trust ("Warrant Trust" and, together with EES LLC, Cortez, McGarret I, McGarret II and McGarret III, the "Equity Holders").

                                R E C I T A L S:

      WHEREAS, Enron and EES LLC (the "Chapter 11 Parties," which term shall include any other person which is a party to this Agreement that hereafter becomes a debtor in the Chapter 11 Proceeding (as hereafter defined)) have filed voluntary petitions for Chapter 11 reorganization (collectively, the "Chapter 11 Proceeding") with the U.S. Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, NewPower and Windsor Acquisition Corporation, a Delaware corporation ("Acquisition Sub"), are entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for, among other things, (i) promptly following the execution and delivery of the Merger Agreement, the commencement by Buyer and Acquisition Sub of a tender offer to purchase any and all outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of NewPower at a price of $1.05 per share (subject to adjustment as provided in the Merger Agreement), net to the seller in cash, which tender may also be made by delivery of Class A Warrants to purchase Common Stock (the "Class A Warrants"), and Buyer or Acquisition Sub may withhold the exercise price with respect to the payment for any Class A Warrants so delivered, such tender offer (such offer as it may be extended, including any subsequent offering period with respect thereto, the "Tender Offer") to be on the terms and subject to the conditions set forth in the Merger Agreement and
(ii) following the purchase of Common Stock pursuant to the Tender Offer, a merger of Acquisition Sub into NewPower (the "Merger"), as a result of which NewPower will be the surviving corporation and will be a wholly owned subsidiary of Buyer (capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement); and

      WHEREAS, as of the date hereof, each of the Equity Holders owns and/or has the power to vote, the number of shares of Common Stock set forth under the column entitled "Shares" set forth in Schedule I hereto (the "Owned Shares") and owns the number of Class A Warrants set forth under the column entitled "Class A Warrants" set forth in Schedule I hereto; and

      WHEREAS, the tender of at least a majority of NewPower's fully diluted shares (as referenced in the Merger Agreement) of Common Stock in the Tender Offer is a condition precedent to Buyer's and Acquisition Sub's obligation to consummate the Tender Offer, and any tender of Common Stock by the tender of Class A Warrants shall be deemed to represent the tender of the shares underlying the Class A Warrants (as if the cash exercise price for the Class A Warrants had been paid) for purposes of satisfying such minimum conditions; and

      WHEREAS, as an inducement and a condition to its willingness to enter into the Merger Agreement, Buyer has required that Enron and the Equity Holders enter into, and each of Enron and the Equity Holders has agreed to enter into, this Agreement; and

      WHEREAS, in connection with the Chapter 11 Proceeding, this Agreement must be approved by the Bankruptcy Court prior to the performance by the Chapter 11 Parties of their obligations hereunder;

      NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein the parties hereto agree as follows:

      1. AGREEMENT TO TENDER. Each of the Equity Holders, severally and not jointly, hereby agrees that, promptly after the Bankruptcy Court has approved this Agreement and the transactions contemplated hereby as contemplated in
Section 6(b) hereof and prior to the closing of the Tender Offer, such Equity Holder shall tender (or cause the record holder to tender) for purchase pursuant to the Tender Offer, its Owned Shares and its Common Stock covered by the Class A Warrants that are tendered in accordance with this Agreement in the Tender Offer, together with any shares of Common Stock acquired by such Equity Holder after the date of this Agreement, whether upon the exercise of such Equity Holder's Class A Warrants, if any, or options, conversion of convertible securities or otherwise (such acquired shares and the shares of Common Stock covered by the Class A Warrants, together with such Equity Holder's Owned Shares, are referred to herein collectively as such Equity Holder's "Covered Shares"). Subject to applicable law, each Equity Holder, severally and not jointly, hereby further agrees that during the time this Agreement is in effect, it shall not withdraw any Covered Shares for purchase pursuant to the Tender Offer. In connection with the tender by each of the Equity Holders of Covered Shares, each Equity Holder shall deliver to the Exchange Agent designated in the Tender Offer (i) a letter of transmittal with respect to such securities complying with the terms of the Tender Offer, (ii) certificates representing such Covered Shares (including the documents representing the Class A Warrants) and (iii) all other documents or instruments generally required to be delivered by stockholders or warrantholders pursuant to the Tender Offer.

      2. ACTIONS WITH RESPECT TO ANY TAKEOVER PROPOSAL. Subject to the prior approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court as contemplated in Section 6(b) hereof, during the time this Agreement is in effect, at any meeting of the stockholders of NewPower, however called, or in any written consent in lieu thereof, prior to the purchase of the Covered Shares pursuant to the Tender Offer Enron and each Equity Holder shall, or shall cause the record holder(s) of its respective Covered Shares to (i) vote its Covered Shares for approval and adoption of the Merger Agreement and the Merger; (ii) vote its Covered Shares against any action or agreement submitted to NewPower's stockholders for approval that would be reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of NewPower under the Merger Agreement; and (iii) vote its Covered Shares against any action or agreement submitted to NewPower's stockholders for approval that would be reasonably likely to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Tender Offer, including, but not limited to: (A) any acquisition agreement or other similar agreement related to a proposal to acquire NewPower, (B) any change in NewPower's management or the NewPower's Board of Directors, except as provided in Article II of the Merger Agreement or as otherwise agreed to in writing by Buyer or (C) any other material change in NewPower's corporate structure or business. In addition, during the term of this Agreement, none of Enron or any of the Equity Holders shall, nor shall Enron or such Equity Holder permit any investment banker, financial adviser, attorney, accountant or other representative or agent engaged or employed by or on behalf of it to, directly or indirectly (x) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any takeover proposal with respect to NewPower or (y) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, any takeover proposal with respect to NewPower, or otherwise facilitate any effort or attempt to make or implement any takeover proposal with respect to NewPower.

      3. PROXY; REVOCATION OF PRIOR PROXIES. Each of the Equity Holders hereby grants to Acquisition Sub, and to each officer of Buyer, a proxy to vote the Covered Shares as indicated in Section 2 to the extent but only to the extent, that the Equity Holder does not so vote the Covered Shares. Each of the Equity Holders intends this proxy to be irrevocable and coupled with an interest and each will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by any of the Equity Holders with respect to the Covered Shares. To the extent inconsistent with Section 2 of this Agreement or any other provisions of this Agreement, each Equity Holder hereby revokes any and all previous proxies with respect to voting any Covered Shares in respect of any takeover proposal (as defined in the Merger Agreement).

      4. NO EFFECT ON FIDUCIARY DUTIES OF ANY BOARD MEMBER. Nothing herein contained shall restrict, limit or prohibit any individuals on NewPower's Board of Directors who may represent or be employed by any Equity Holder of NewPower from exercising in his or her capacity as a director or officer his or her fiduciary duties to the stockholders of NewPower under applicable law, provided that nothing in this Section 4 shall relieve or be deemed to relieve any Equity Holder from its obligations under this Agreement.

      5. DISPOSITION OF SHARES; INCONSISTENT ACTION. During the time this Agreement is in effect, each Equity Holder hereby agrees that, except as contemplated pursuant to this Agreement, it will not directly or indirectly sell, pledge, assign, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, "Transfer"), or agree or contract to Transfer, any of its Covered Shares (or any interest with respect thereto) or any Class A Warrants or take any other action that would restrict, limit or interfere with the performance of such Equity Holder's obligations hereunder or the transactions contemplated hereby; provided that any exercise of any Class A Warrants that does not involve a Transfer to any other person (other than to Buyer or Acquisition Sub) of any shares obtained upon such exercise shall not constitute a Transfer in violation of this Section 5.

      6.    COVENANTS.

      (a) Subject to the prior approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court, each of Enron and each Equity Holder (i) shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with its obligations under this Agreement and (ii) hereby agree to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (A) obtaining all waivers, consents and approvals from Governmental Entities (defined herein) and making all registrations and filings (including filings with Governmental Entities) necessary for it to perform its obligations under this Agreement, and using its reasonable best efforts as may be necessary to obtain an approval or waiver from any Governmental Entity (including those in connection with any governmental antitrust review) and (B) obtaining all consents, approvals or waivers from third parties necessary for it to perform its obligations under this Agreement. Without limiting the generality of the foregoing, but subject to the prior approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court, each of Enron and each Equity Holder shall not enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or take any other action (or fail to take any other action) if such action (or failure) would materially impair its ability to effectuate, carry out or comply with all the terms of this Agreement. Buyer hereby agrees to reasonably cooperate with Enron and each Equity Holder in connection with any consents to be obtained or any filings required to be made by Enron and such Equity Holder in connection with the tender of Covered Shares and Class A Warrants pursuant to the Tender Offer or the Merger and the transactions contemplated thereby.

      (b) Not later than March 1, 2002, the Chapter 11 Parties shall file a joint motion (the "Initial Motion") for determination of approval by the Bankruptcy Court of this Agreement and the transactions contemplated hereby, which Initial Motion shall be in substantially the form attached as Annex I hereto. Each Chapter 11 Party shall use its reasonable best efforts to obtain an order from the Bankruptcy Court approving the Initial Motion (the "Initial Order"), as promptly as is practicable and in any event within 60 days after the date of this Agreement. The Chapter 11 Parties shall give Buyer and Acquisition Sub a reasonable opportunity to review in advance all filings with the Bankruptcy Court relating to approval of this Agreement and the Initial Motion or otherwise relating to the Equity Holders' interest in NewPower.

      (c) Notwithstanding anything else herein to the contrary, the obligations of each of the Chapter 11 Parties and each of the other Equity Holders under this Agreement are subject to the prior approval of this Agreement by the Bankruptcy Court.

      (d) To the extent that the Equity Holders have complied with the applicable requirements of law with respect to the tender of their Covered Shares and the avoidance of withholding from the proceeds thereof, neither the Buyer nor Acquisition Sub will deduct or withhold, for withholding tax under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law from the consideration otherwise payable to any of the Equity Holders pursuant to the Tender Offer upon the purchase of Covered Shares pursuant to the Tender Offer.

      (e) Subject to applicable law, amounts payable to the Equity Holders upon the purchase of Covered Shares pursuant to the Tender Offer shall not reflect any deduction or setoff for any amounts other than the exercise price for Covered Shares subject to the Class A Warrants.

      7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to NewPower, Enron and the Equity Holders as follows:

      (a) Organization; Due Authorization; Enforceability. Buyer and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the State of Delaware, respectively. Buyer has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceeding on the part of Buyer or Acquisition Sub is necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity. As of the date of this Agreement, each of Buyer and Acquisition Sub intend to commence and consummate the Tender Offer, including accepting for purchase, purchasing and paying for the Covered Shares and Class A Warrants upon the closing of the Tender Offer, and the Merger on the terms and subject to the conditions set forth in the Merger Agreement.

      (b) No Filings, Etc. No authorization, consent or approval of, or filing with, any court, agency, commission, or any public body or authority, domestic or foreign ("Government Entities") is necessary for the consummation by Buyer of the transactions contemplated by this Agreement, other than (i) filings that may be required under Sections 13d and 14 of the Securities Exchange Act of 1934, as amended, (ii) filings and required approvals or waiting period termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (iii) such other matters as are referred to in Section 5.3 of the Merger Agreement.

      (c) No Breach, Etc. The execution, delivery and performance of this Agreement by Buyer will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a breach, violation or default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Buyer under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Buyer is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder.

      8. REPRESENTATIONS AND WARRANTIES OF ENRON AND THE EQUITY HOLDERS. Each of Enron and each of the Equity Holders, severally and not jointly, hereby represent and warrant to Buyer and NewPower as follows:

      (a) Organization; Due Authorization; Enforceability. It has full power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part, and, except for approval by the Bankruptcy Court in the case of the Chapter 11 Parties, no other proceeding on the part of Enron and such Equity Holder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it (subject to approval by the Bankruptcy Court in the case of the Chapter 11 Parties), and constitutes a valid and binding agreement of it (subject to approval by the Bankruptcy Court in the case of the Chapter 11 Parties), enforceable against it in accordance with its terms (subject to approval by the Bankruptcy Court in the case of the Chapter 11 Parties), subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

      (b) Ownership of Shares; Voting Rights; Creditors Committee Approval. Except as set forth in Schedule II hereto, such Equity Holder owns, of record and beneficially, the Owned Shares or Class A Warrants set forth opposite such Equity Holder's name in Schedule I hereto free and clear of any liens, claims or encumbrances (subject to required approvals by the Bankruptcy Court), which Owned Shares or Class A Warrants constitute the only capital stock, or equity interests of NewPower or its Subsidiaries owned, beneficially or of record, by such Equity Holder or Enron. Schedule I contains a true and complete list of or reference to all options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character of or with it or its respective subsidiaries or to which it or its respective subsidiaries is a party relating to the issued or unissued shares of Common Stock or other capital stock or treasury stock of NewPower or any of its Subsidiaries. Except as set forth on
Schedule II hereto, such Equity Holder has the full power to vote his or its Owned Shares (subject to required approvals by the Bankruptcy Court) free and clear of any liens, claims or encumbrances. Except pursuant to this Agreement, required approvals of the Bankruptcy Court or as set forth on Schedule II hereto, such Equity Holder's Owned Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of such Owned Shares. Each Equity Holder's representations in this Section 8(b) shall be re-made as of the closing of the Tender Offer but the term "Covered Shares" shall be substituted for "Owned Shares" and Schedule I hereto shall be appropriately modified by the Equity Holders to the extent required.

      (c) No Breach, Etc.; No Fees. Except for the approval by the Bankruptcy Court and except for any filings that may be required under Section 13d or
Section 16 of the Securities Exchange Act of 1934, as amended, or under the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by it of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by it will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a breach, violation or default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of its properties or assets under any provision of applicable law or regulation or judgment, injunction, order or decree binding on it, or any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which it is a party or by which its properties or assets are bound, as the case may be, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not impair its ability to perform its obligations hereunder in any material respect. No investment banker, broker or finder is entitled to a commission or fee from Buyer, Acquisition Sub, NewPower or any of their respective affiliates (other than Enron or any of the Equity Holders) in respect of this Agreement based upon any arrangement or agreement made by it or on its behalf.

      9. REPRESENTATIONS AND WARRANTIES OF NEWPOWER. NewPower represents and warrants to Buyer, Enron and the Equity Holders as follows:

      (a) Organization; Due Authorization; Enforceability. NewPower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NewPower has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NewPower, and no other corporate proceeding on the part of NewPower is necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by NewPower and constitutes a valid and binding agreement of NewPower, enforceable against NewPower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

      (b) No Filings, Etc. No authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by NewPower of the transactions contemplated by this Agreement, other than (i) filings that may be required under Sections 13d and 14 of the Securities Exchange Act of 1934, as amended, (ii) filings and required approvals or waiting period termination under the HSR Act and (iii) such other matters as are referred to in Section 4.4 of the Merger Agreement.

      (c) The execution, delivery and performance of this Agreement by NewPower will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a breach, violation or default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of NewPower under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which NewPower is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of NewPower to perform its obligations hereunder.

      10. CONSENT UNDER NEWPOWER CHARTER. Enron hereby agrees that at any time from and after the earlier of (i) the purchase of the Covered Shares and Class A Warrants pursuant to the Tender Offer and (ii) the Effective Time, Enron hereby grants to the Buyer and NewPower its irrevocable approval of and consent to NewPower engaging in any lawful business or activity in which a corporation organized under the DGCL is permitted to engage, and the certificate of incorporation of NewPower may be amended to expand the permitted purposes of NewPower accordingly. The approval and consent in the immediately preceding sentence of this Section 10 is granted in accordance with Article Three, Section 1(l) of the Second Amended and Restated Certificate of Incorporation of TNPC Inc. (currently known as NewPower Holdings, Inc.).

      11. TERMINATION. This Agreement, including, without limitation, Acquisition Sub's and each officer's of Buyer right to vote Covered Shares to the extent permitted in accordance with Section 3 hereof, shall terminate and cease to be of any force or effect on the earliest to occur of (A) the purchase of the Covered Shares pursuant to the Tender Offer, (B) the Effective Time, (C) the termination of the Merger Agreement in accordance with its terms prior to the purchase of any Covered Shares validly tendered and not withdrawn pursuant to the Tender Offer, (D) the effective time of any amendment or modification, directly or indirectly, of any provision of Articles I, VIII or IX of the Merger Agreement that (i) occurs prior to the purchase of Covered Shares pursuant to the Tender Offer, (ii) was not approved in writing by Enron and each Equity Holder prior to such effective time and (iii) adversely affects the Equity Holders and (E) upon the election of any of the Equity Holders, the date that the Per Share Amount, as adjusted in accordance with Section 1.1(d) of the Merger Agreement, and after giving effect to Section 1.1(f) of the Merger Agreement, payable for Common Stock in the Tender Offer is reduced to less than $0.80.

      12.   MISCELLANEOUS.

      (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or three days after being mailed by first class mail, postage prepaid, in each case to the applicable addresses set forth below:

            If to Cortez:

                  Cortez Energy Services, LLC
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention: Enron Energy Services, LLC
                             Managing Member

            If to McGarret I:

                  McGarret I, L.L.C.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention: Managing Member

            if to McGarret II:

                  McGarret II, L.L.C.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention: Managing Member
            if to McGarret III:

                  McGarret III, L.L.C.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention: Managing Member

            if to Warrant Trust:

                  EES Warrant Trust
                  c/o Wilmington Trust Company
                  Rodney Square North
                  1100 N. Market St.
                  Wilmington, DE 19890-0001
                  Attention: Corporate Trust
                             Administration

            if to Buyer:

                  Centrica plc
                  Millstream, Maidenhead Road
                  Windsor, Berkshire SL4 5GD, United Kingdom
                  Attention: Grant Dawson
                  Facsimile: 44 (1753) 494-602

            if to Enron or EES LLC:

                  c/o Enron Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Attention: General Counsel

            if to NewPower:

                  NewPower Holdings, Inc.
                  One Manhattanville Road
                  Purchase, NY 10577
                  Attention: General Counsel

or to such other address as such party shall have designated by notice so given to each other party.

      (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by instrument in writing signed by each of the parties hereto.

      (c) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned U.S. subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. Each of the Equity Holders agree that this Agreement and the obligations of such Equity Holder hereunder shall attach to such Equity Holder's Covered Shares and Class A Warrants and shall be binding upon any person or entity to which legal or beneficial ownership of such Covered Shares or Class A Warrants shall pass, whether by operation of law or otherwise, including such Equity Holders' administrators or successors.

      (d) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. There are no representations, warranties or covenants by the parties hereto with respect to such subject matter other than those expressly set forth in this Agreement.

      (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that the parties shall negotiate in good faith in an attempt to agree upon another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder to the fullest extent possible.

      (f) Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

      (g) Stop Transfer Restriction. In furtherance of this Agreement, each of the Equity Holders shall, and hereby does, authorize Acquisition Sub's counsel to notify NewPower's transfer agent after the Bankruptcy Court has approved this Agreement, that a stop transfer restriction is imposed with respect to all of the Covered Shares and the Class A Warrants (and that this Agreement places limits on the voting and transfer of such Covered Shares and the Class A Warrants). Notwithstanding the foregoing sentence, if such a stop transfer is imposed and this Agreement is terminated, the Equity Holders may notify the transfer agent that the stop transfer is terminated and Buyer shall provide any and all notices or instructions to reflect such termination.

      (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereto at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      (j) Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto, except for the permitted assignee of any party.

      (k) Governing Law and Venue; Waiver of Jury Trial. (i) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware applicable to contracts to be performed wholly in such state. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(a) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(k).

      (l) Name, Captions, Gender; Interpretation. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

      (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies of each signed by less than all, but together signed by all, the parties hereto.

      (n) Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      (o) No Consequential or Punitive Damages. Notwithstanding anything in this Agreement or in any other agreement to the contrary, in no event shall any party to this Agreement be obligated to any other Party to this Agreement for any consequential, punitive or special damages arising from any breach or violation of this Agreement.

                 REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

      IN WITNESS WHEREOF, the parties have duly executed this Tender Agreement as of the date first above written.

                                    CENTRICA plc


                                    By: /s/ GRANT DAWSON
                                        ---------------------------------------
                                    Name:  Grant Dawson
                                           ------------------------------------
                                    Title: General Counsel & Secretary
                                           ------------------------------------


                                    ENRON CORP.


                                    By: /s/ MARK S. MULLER
                                        ---------------------------------------
                                    Name:  Mark S. Muller
                                           ------------------------------------
                                    Title: EVP, Corporate Development
                                           ------------------------------------


                                    ENRON ENERGY SERVICES, LLC


                                    By: /s/ DANIEL P. LEFF
                                        ---------------------------------------
                                    Name:  Daniel P. Leff
                                           ------------------------------------
                                    Title: Chairman and Chief Executive Officer
                                           ------------------------------------


                                    CORTEZ ENERGY SERVICES, LLC

                                    By:  Enron Energy Services, LLC, its
                                         Managing Member

                                    By:  Enron Corp., its Managing Member

                                    By: /s/ DANIEL P. LEFF
                                        ---------------------------------------
                                    Name:  Daniel P. Leff
                                           ------------------------------------
                                    Title: Chairman and Chief Executive Officer
                                           ------------------------------------

                                    MCGARRET I, L.L.C.

                                    By:  Enron Energy Services, LLC, its
                                         Managing Member

                                    By: /s/ DANIEL P. LEFF
                                        ---------------------------------------
                                    Name:  Daniel P. Leff
                                           ------------------------------------
                                    Title: Chairman and Chief Executive Officer
                                           ------------------------------------


                                    MCGARRET II, L.L.C.

                                    By:  Enron Energy Services, LLC, its
                                         Managing Member

                                    By: /s/ DANIEL P. LEFF
                                        ---------------------------------------
                                    Name:  Daniel P. Leff
                                           ------------------------------------
                                    Title: Chairman and Chief Executive Officer
                                           ------------------------------------


                                    MCGARRET III, L.L.C.

                                    By:  Enron Energy Services, LLC, its
                                         Managing Member

                                    By: /s/ DANIEL P. LEFF
                                        ---------------------------------------
                                    Name:  Daniel P. Leff
                                           ------------------------------------
                                    Title: Chairman and Chief Executive Officer
                                           ------------------------------------


                                    EES WARRANT TRUST

                                    By:  Wilmington Trust Company, as Trustee


                                    By:
                                        ---------------------------------------
                                    Name:
                                           ------------------------------------
                                    Title:
                                           ------------------------------------

                                    NEWPOWER HOLDINGS, INC.


                                    By: /s/ H. Eugene Lockhart
                                        ---------------------------------------
                                        Name:  H. Eugene Lockhart
                                        Title: Chairman, President and
                                               Chief Executive Officer

                   SIGNATURE PAGE FOR 2/22/02 TENDER AGREEMENT

      It is expressly understood and agreed by the parties to this Agreement that (a) this document is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement of the EES Warrant Trust, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other related documents.

                                        EES WARRANT TRUST

                                        By: Wilmington Trust Company
                                            not in its individual capacity but
                                            solely as Owner Trustee

                                        By: /s/ Ann E. Roberts
                                            ------------------------------------
                                            Name:  Ann E. Roberts
                                            Title: Assistant Vice President

                                   SCHEDULE I

                                    SHARES(1)

                                                                 CLASS A WARRANTS
                                                           ----------------------------
                                                            NUMBER OF          SHARE
       EQUITY HOLDERS                      SHARES          WARRANTS(2)      EQUIVALENTS
       --------------                      ------          -----------      -----------
ENRON ENERGY SERVICES, LLC                8,650,400               --                --
CORTEZ ENERGY SERVICES, LLC               5,000,000               --                --
MCGARRET I, L.L.C.                               --           33,832         6,766,400
MCGARRET II, L.L.C.                              --           42,291         8,458,200
MCGARRET III, L.L.C.                             --           13,959         2,791,800
EES WARRANT TRUST                                --          120,589        24,117,800

----------

(1) For a description of any options, warrants, calls or other rights relating to the capital stock of NewPower held by any of the persons identified in this table, see Sections 2.5, 3.9, 3.10, 3.11, 5.2, 5.4 and 7.4 and
      Article IV of the Stockholders Agreement, dated as of January 6, 2000, among EMW Energy Services Corp. (now known as NewPower Holdings, Inc.), EES LLC, Cortez and certain other parties thereto, as amended by Amendment No. 2 to the Stockholders Agreement, dated as of July 10, 2000 by and among DLJMB Funding II, Inc., DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., DLJ First ESC L.P., DLJ Offshore Partners II, C.V., DLJ EAB Partners, L.P., DLJ ESC II, L.P., GE Capital Equity Investments, the Ontario Teachers' Pension Plan Board, and certain other parties thereto.

(2) Represents the number of Class A Warrants prior to a 200-to-1 stock split effected by NewPower.

                                   SCHEDULE II

                                      LIENS

The Covered Shares owned by EES LLC are pledged as Collateral under the Debtor-in-Possession Financing of the Chapter 11 Parties. JPMorgan Chase Bank and Citicorp USA, Inc. are the lenders under such financing. Such pledge will be released automatically upon the tender by EES LLC of its Covered Shares pursuant to the Tender Agreement to which this is attached as Schedule II.


                                      II-1